Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated October 22, 2020, relating to the balance sheet of FinTech Acquisition Corp. V as of December 31, 2019, and the related statements of operations, changes in stockholder’s deficit and cash flows for the period from April 22, 2019 (inception) through December 31, 2019, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-249646.

/s/ WithumSmith+Brown, PC

New York, New York
December 3, 2020